(g)(i)(a)

EXHIBIT B

CEDING COMPANY’S SCHEDULE OF RETENTION LIMITS

FOR PRODUCTS ISSUED BY THE SPECIALTY LIFE BUSINESS UNIT

EFFECTIVE: JULY 1, 2002

Applicable Coverage	Retention
10% of each policy up to the per life Maximums shown below:

1. Basic Individual Life
Standard risks through Table 4 Substandard—Issued Age < 76	$1,000,000
Standard risks through Table 4 Substandard—Issued Age > 75	$500,000
Table 5 Substandard and worse	$500,000
Maximum on Aviation risks	$500,000
Life Retention Corridor	$400,000

2. Accidental Death Benefit	$100,000

3. Waiver of Premium	$600,000

Waiver of Premium Corridor	$100,000

NOTES:

First 90% each policy is covered under Agreement 3001 between the ceding company and The Guardian.

The Life Retention Corridor allows the company to retain risk in excess of its full retention level in order to accommodate increasing benefit coverages, business the company issues as part of a guaranteed or simplified issue program, minimum cession size, or business for which it is impractical to check against other retention.

The Waiver of Premium Corridor is available for underwriter’s discretionary use.

The Term Insurance Percentage Retained applies up to a maximum of our full retention.

REVISION 3—effective 7/1/02

Automatic Reinsurance Treaty 3002 dated September 1, 1995

between

The Guardian Insurance & Annuity Company, Inc.

Wilmington, Delaware

and

The Guardian Life Insurance Company of America

New York, New York

Revision 3

Revision 3 modifies the Ceding Company’s retention schedule (Exhibit B) effective July 1, 2002.

All provisions not amended remain unchanged.

In witness whereof, both parties have executed this Amendment in duplicate as follows:

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Isaac Efrimoff	By:	/s/ Jess S. Geller
	Assistant Vice President, Title: Life Actuarial Services		Vice President & Actuary, Title: Life Actuarial Services

Date: September 8, 2005

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Charles G. Fisher	By:	/s/ Frank L. Pepe
	Vice President & Title: Actuary, Equity Products		Vice President, Equity Financial Title: Management & Control

Date: September 8, 2005